                                                                      EXHIBIT 22

                           SUBSIDIARIES OF REGISTRANT

     Subsidiaries of Registrant (all wholly owned) and place of incorporation

      Computer Accessories Corporation International -- Guam

      Transferencia Mexicana de Tijuana, S.A. de C.V. -- Mexico

      Mind Path Technologies, Inc. -- Texas

      Proxima Europe Limited -- England